                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
          OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [ ] Definitive Proxy Statement
     [X] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                        EQUITY CORPORATION INTERNATIONAL
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
        $ ______

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

--------------------------------------------------------------------------------

                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-



                        EQUITY CORPORATION INTERNATIONAL
                       415 SOUTH FIRST STREET, SUITE 210
                              LUFKIN, TEXAS 75801

                               DECEMBER 17, 1998

To the Stockholders of Equity Corporation International:

     Equity Corporation International ("ECI") and Service Corporation International ("SCI") have amended their Merger Agreement to:

     - increase the minimum price per share of SCI common stock used to calculate the merger consideration to be received by ECI's stockholders from $34.00 to $38.00; and

     - increase the maximum amount of asset divestitures required to obtain antitrust approval.

     The accompanying Supplement contains a detailed description of the amendment to the Merger Agreement and related matters.

     The Board of Directors of ECI has carefully reviewed and considered the terms and conditions of the proposed Merger, as amended. The Board of Directors has received a written opinion dated as of December 14, 1998 from ABN AMRO Incorporated, financial advisor to ECI in connection with the Merger, as to the fairness of the exchange ratio of ECI common stock to SCI common stock set forth in the Merger Agreement, as amended, from a financial point of view, to the stockholders of ECI. A copy of this opinion is attached as Appendix B to the accompanying Supplement and should be read carefully in its entirety.

     THE BOARD OF DIRECTORS OF ECI HAS DETERMINED THAT THE MERGER AND THE RELATED MERGER AGREEMENT, AS AMENDED, AND THE TRANSACTIONS CONTEMPLATED THEREBY, ARE IN THE BEST INTERESTS OF ECI STOCKHOLDERS. ACCORDINGLY, THE BOARD RECOMMENDS THAT THE STOCKHOLDERS OF ECI VOTE "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AND THE RELATED MERGER AGREEMENT, AS AMENDED.

     You are hereby notified that the Special Meeting of stockholders of ECI to consider a proposal to approve and adopt the Merger and the Merger Agreement, as amended, has been rescheduled for Thursday, December 31, 1998, at 10:00 a.m., Houston time, at the Doubletree Hotel Post Oak, 2001 Post Oak Boulevard, Houston, Texas. IF YOU HAVE ALREADY VOTED ON THE MERGER, YOU DO NOT NEED TO TAKE ANY FURTHER ACTION UNLESS YOU WISH TO CHANGE YOUR VOTE. If you have not yet voted, please complete, sign, date and return the enclosed proxy, or, if your broker offers telephone voting, shares held in your broker's name may be voted telephonically by following the instructions in the upper lefthand corner of the voting instruction form. You may revoke your proxy at any time prior to its exercise by (i) executing a new proxy with a later date and delivering it to the Corporate Secretary of ECI at the above address or at the Special Meeting of stockholders; (ii) voting in person at the Special Meeting of stockholders;
(iii) giving signed, written notice of revocation to the Corporate Secretary of ECI prior to or at the Special Meeting of stockholders; or (iv) if your shares are held in the name of a broker, telephonically by following the instructions in the upper lefthand corner of the voting instruction form.

Very truly yours,


/s/ JAMES P. HUNTER, III                                /s/ J. PATRICK DOHERTY
James P. Hunter, III                                        J. Patrick Doherty
Chairman, President and                                     Corporate Secretary
Chief Executive Officer

                        EQUITY CORPORATION INTERNATIONAL
           ---------------------------------------------------------

                    SUPPLEMENT TO PROXY STATEMENT/PROSPECTUS
                      FOR SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 31, 1998

     This Supplement dated December 17, 1998 is being furnished by Equity Corporation International, a Delaware corporation ("ECI"), to its stockholders of record as of November 19, 1998, in connection with the solicitation of proxies by its Board of Directors for use at the Special Meeting of stockholders of ECI, and at any adjournment or postponement thereof. At the Special Meeting, ECI's stockholders are being asked to consider and vote upon a proposal to approve and adopt (1) the Merger of ECI with SCI Delaware Funeral Services, Inc., a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of Service Corporation International, a Texas corporation ("SCI"), with ECI surviving the Merger as a wholly owned subsidiary of SCI, and (2) the related Agreement and Plan of Merger dated as of August 6, 1998, as amended. The following information hereby modifies and supersedes certain information contained in the Proxy Statement/ Prospectus of ECI dated November 20, 1998, copies of which were previously furnished to stockholders of record of ECI as of November 19, 1998, and should be read in conjunction with the Proxy Statement/ Prospectus. Unless otherwise indicated, defined terms contained herein have the meanings set forth in the Proxy Statement/Prospectus.

     Additional copies of the Proxy Statement/Prospectus and this Supplement are available upon request to Equity Corporation International, 415 South First Street, Suite 210, Lufkin, Texas 75901; Telephone: (409) 631-8700, Attention: W. Cardon Gerner, Chief Financial Officer.

     This Supplement and the accompanying form of proxy are first being mailed to stockholders of ECI on or about December 18, 1998.

                             PURPOSE OF SUPPLEMENT

     The Special Meeting of stockholders of ECI previously scheduled for Tuesday, December 22, 1998, has been rescheduled for THURSDAY, DECEMBER 31, 1998 AT 10:00 A.M., HOUSTON TIME. THE SPECIAL MEETING WILL CONTINUE TO BE HELD AT THE DOUBLETREE HOTEL POST OAK, 2001 POST OAK BOULEVARD, HOUSTON, TEXAS. If you have sent your proxy prior to receiving this Supplement and you wish to change your vote, you may do so by following the instructions set forth under "Voting and Revocation of Proxies" at the end of this Supplement.

     On December 14, 1998, ECI, SCI and Merger Sub entered into an amendment to the Merger Agreement. Pursuant to the amendment, if the average SCI stock price is less than $38.00 (as compared to $34.00 in the original Merger Agreement), the exchange ratio (i.e., the number of shares of SCI Common Stock to be received for each share of ECI Common Stock) will be fixed at 0.71053 (as compared to 0.79412 in the original Merger Agreement). Additionally, pursuant to the amendment, SCI will not be required to sell, divest, dispose of, or hold separate assets or businesses with aggregate 1997 revenues in excess of $20 million (as compared to $10 million in the original Merger Agreement) in connection with its negotiations regarding antitrust matters. Finally, SCI has agreed in the amendment to the Merger Agreement to enter into an Agreement Containing Consent Order with the staff of the FTC on terms that are substantially similar to the most recent draft presented by the FTC staff to SCI. All other terms of the original Merger Agreement are unaffected by the amendment. The amendment is attached as Appendix A to this Supplement and is incorporated herein by reference.

     If the Merger is completed, each of the outstanding shares of ECI's Common Stock will be converted into a fraction of a share of SCI Common Stock. The fraction will be between 0.65060 and 0.71053 of a share of SCI Common Stock for each share of ECI Common Stock depending on the ratio of $27.00 to the selling price of SCI Common Stock for a ten day period shortly before the Merger. If the average selling price of SCI Common Stock for a ten day period prior to the Merger is between $38.00 and $41.50, you will receive SCI Common Stock worth $27.00 for each share of ECI Common Stock, based on the average selling price of SCI Common Stock. If the average selling price of SCI Common Stock is greater than $41.50, the exchange ratio will be fixed at 0.65060. If the average selling price of SCI Common Stock is less than $38.00, the exchange ratio will be fixed at 0.71053.

     Examples:

     - If the ten day average selling price of SCI Common Stock is $39.00, each holder of ECI Common Stock would be entitled to receive 0.69231 of a share of SCI Common Stock ($27.00 divided by $39.00).

     - If the ten day average selling price of SCI Common Stock is $42.00, each holder of ECI Common Stock would be entitled to receive 0.65060 of a share of SCI Common Stock ($27.00 divided by $41.50, the maximum price of SCI Common Stock used in determining the exchange ratio). In this example, the value of SCI Common Stock received would be greater than $27.00 per share of ECI Common Stock.

     - If the ten day average selling price of SCI Common Stock is $36.00, each holder of ECI Common Stock would be entitled to receive 0.71053 of a share of SCI Common Stock ($27.00 divided by $38.00, the minimum price of SCI Common Stock used in determining the exchange ratio). In this example, the value of SCI Common Stock received would be less than $27.00 per share of ECI Common Stock.

     Based upon the number of shares of SCI Common Stock and ECI Common Stock outstanding as of November 30, 1998 and assuming an average selling price of SCI Common Stock of $37.69 per share (the NYSE Composite Transactions closing price as of December 15, 1998), approximately 273,359,820 shares of SCI Common Stock will be outstanding after the Merger is consummated, of which approximately 15,476,736 shares (or approximately 5.7%) will be owned by former stockholders of ECI.

                      ADDITIONAL BACKGROUND FOR THE MERGER

     After the execution of the original Merger Agreement, ECI and SCI made filings under Federal antitrust notification laws. After review of the filings by the FTC staff, SCI and ECI engaged in discussions with the FTC staff regarding the potential antitrust impact of the Merger. The discussions eventually focused on developing a framework for agreed asset divestitures. Under present discussions with the FTC staff, the amount of divestitures would likely exceed the $10 million maximum amount of asset divestitures required to be made by SCI to obtain antitrust approvals as set forth in the Merger Agreement.

     On December 11, 1998, representatives of SCI contacted ECI and its legal advisors and its financial advisor, ABN AMRO Incorporated, regarding SCI's unwillingness to proceed on the current terms of the Merger and a possible revision to the terms of the Merger Agreement in view of the status of the discussions with the FTC staff. SCI expressed concern regarding the terms of the proposed draft of an Agreement Containing Consent Order with the FTC staff, since any such agreement would commit SCI to make divestitures in excess of the $10 million maximum amount contemplated under the Merger Agreement. These discussions continued over the next few days and resulted in the development of a proposal to modify the exchange ratio together with the revision to SCI's covenant regarding required divestitures to secure antitrust approval.

     ECI's Board of Directors met with its legal and financial advisors during the afternoon of December 14, 1998 to consider the status of discussions with the FTC and to consider a proposed amendment to the Merger Agreement. During the meeting, ABN AMRO reviewed with ECI's Board of Directors the financial aspects of the Merger, as amended, and delivered its oral opinion, subsequently confirmed in writing, that, as of December 14, 1998, the exchange ratio contemplated in connection with the Merger was fair to ECI's stockholders from a financial point of view. Thereafter, ECI's Board of Directors unanimously authorized and approved the amendment to the Merger Agreement with two abstentions. Two of ECI's Directors, Messrs. McDade and Hammer, abstained from voting on the proposed amendment to the Merger Agreement in view of their personal relationships with SCI. See the Proxy Statement/Prospectus
"-- Interests of Certain Persons in the Merger." On December 14, 1998, ECI, SCI and Merger Sub executed an amendment to the Merger Agreement to provide for a change in the exchange ratio and to increase SCI's agreed asset divestiture limitations. The amendment was announced by each of ECI and SCI prior to the opening of the stock markets on December 15, 1998.

     SCI has continued its discussions with the FTC staff with a view toward developing a mutually agreeable Agreement Containing Consent Order.

                   RECOMMENDATION OF ECI'S BOARD OF DIRECTORS

     At a meeting held on December 14, 1998, the Board of Directors of ECI approved the amendment to the Merger Agreement. In reaching this decision, the ECI Board considered, among other things, the discussions with the FTC and a presentation of ABN AMRO Incorporated, ECI's financial advisor in connection with the Merger.

     THE BOARD OF DIRECTORS OF ECI HAS DETERMINED THAT THE MERGER AND THE RELATED MERGER AGREEMENT, AS AMENDED, AND THE TRANSACTIONS CONTEMPLATED THEREBY, ARE IN THE BEST INTERESTS OF ECI STOCKHOLDERS. ACCORDINGLY, THE BOARD RECOMMENDS THAT THE STOCKHOLDERS OF ECI VOTE "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AND THE RELATED MERGER AGREEMENT, AS AMENDED.

                       OPINION OF ECI'S FINANCIAL ADVISOR

     On December 14, 1998, ABN AMRO delivered its opinion to ECI's Board of Directors that, as of such date, and subject to certain assumptions, factors and limitations set forth in its written opinion, the exchange ratio pursuant to the terms of the Merger Agreement, as amended, was fair to ECI's stockholders from a financial point of view.

     THE FULL TEXT OF THE WRITTEN OPINION OF ABN AMRO DATED DECEMBER 14, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS INCLUDED AS APPENDIX B TO THIS SUPPLEMENT. STOCKHOLDERS OF ECI SHOULD CAREFULLY READ THIS OPINION IN ITS ENTIRETY.

     ABN AMRO's opinion is addressed to the Board of Directors of ECI and addresses only the fairness of the exchange ratio set forth in the Merger Agreement, as amended, from a financial point of view. The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting of stockholders of ECI. The summary of the opinion of ABN AMRO set forth herein is qualified in its entirety by reference to the full text of such opinion.

     TERMS OF THE MERGER -- REVISED MANNER AND BASIS FOR CONVERTING SHARES

     Pursuant to and subject to the terms of the Merger Agreement, as amended, each of the issued and outstanding shares of ECI Common Stock will be converted in the Merger into the right to receive the number of shares of SCI Common Stock determined by dividing $27.00 by the Average SCI Stock Price (as defined below); provided, however, that (i) in the event the Average SCI Stock Price is greater than $41.50, the ECI Common Stock shall be converted into the right to receive the number of shares of SCI Common Stock determined by dividing $27.00 by $41.50 and (ii) in the event the Average SCI Stock Price is less than $38.00, the ECI Common Stock shall be converted into the right to receive the number of shares of SCI Common Stock determined by dividing $27.00 by $38.00.

     The "Average SCI Stock Price" means the average of the Daily Per Share Prices (as defined below) for the ten consecutive trading days ending on the third trading day prior to the closing of the Merger. The "Daily Per Share Price" for any trading day means the weighted average of the per share selling prices on the New York Stock Exchange, Inc. (the "NYSE") of SCI Common Stock (as reported in the NYSE Composite Transactions) for that day.

                        VOTING AND REVOCATION OF PROXIES

     A new proxy card identifiable by a black line across the top of the proxy card accompanies this Supplement. IF YOU HAVE ALREADY VOTED ON THE MERGER, YOU DO NOT NEED TO TAKE ANY FURTHER ACTION UNLESS YOU WISH TO CHANGE YOUR VOTE. You may revoke your proxy prior to or at the Special Meeting of stockholders by (i) executing a new proxy with a later date and delivering it to the Corporate Secretary of ECI at the above address or at the Special Meeting of stockholders;
(ii) voting in person at the Special Meeting of stockholders; (iii) giving signed, written notice of revocation to the Corporate Secretary of ECI prior to or at the Special Meeting of stockholders; or (iv) if your shares are held in the name of a broker, telephonically by following the instructions in the upper lefthand corner of the voting instruction form. If you have not voted or wish to change your previous vote, please complete, sign, date and return the proxy card that accompanies this Supplement, or, if your broker offers telephone voting, shares held in your broker's name may be voted telephonically by following the instructions in the upper lefthand corner of the voting instruction form.

                                          By Order of the Board of Directors of
                                          Equity Corporation International

Dated: December 17, 1998

                                                                      APPENDIX A

                                FIRST AMENDMENT
                                       TO
                          AGREEMENT AND PLAN OF MERGER

     THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of December 14, 1998 (the "Amendment"), is by and among Service Corporation International, a Texas corporation ("Parent"), SCI Delaware Funeral Services, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Equity Corporation International, a Delaware corporation (the "Company").

                                   RECITALS:

     WHEREAS, Parent, Merger Sub and the Company have previously entered into an Agreement and Plan of Merger dated as of August 6, 1998 (the "Merger Agreement");

     WHEREAS, the Executive Committee of Parent and the respective Boards of Directors of Merger Sub and the Company have directed that Parent, Merger Sub and the Company, respectively, amend the Merger Agreement pursuant to this Amendment; and

     WHEREAS, capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Merger Agreement.

     NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1. Section 3.1(a) of the Merger Agreement shall be amended and restated in its entirety to read as follows:

          (a) CONVERSION OF SECURITIES. Each share of the Company's common stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time ("Company Common Stock") (excluding any shares of Company Common Stock to be canceled pursuant to Section 3.1(b)) shall be converted, subject to Section 3.1(f), into the right to receive the number of validly issued, fully paid and nonassessable shares of common stock, par value $1.00 per share, of Parent ("Parent Common Stock") determined by dividing $27.00 by the Average Parent Stock Price (as hereinafter defined); provided, however, that (i) in the event the Average Parent Stock Price is greater than $41.50, the Company Common Stock shall be converted, subject to Section 3.1(f), into the right to receive the number of validly issued, fully paid and nonassessable shares of Parent Common Stock determined by dividing $27.00 by $41.50, and (ii) in the event the Average Parent Stock Price is less than $38.00, the Company Common Stock shall be converted, subject to Section 3.1(f), into the right to receive the number of validly issued, fully paid and nonassessable shares of Parent Common Stock determined by dividing $27.00 by $38.00.

     The capitalized terms used in this Section 3.1(a) shall have the following meanings:

          "Average Parent Stock Price" means the average of the Daily Per Share Prices for the ten (10) consecutive trading days ending on the third trading day prior to the Closing.

          "Daily Per Share Price" for any trading day means the weighted average of the per share selling prices on the New York Stock Exchange, Inc. (the "NYSE") of Parent Common Stock (as reported in the NYSE Composite Transactions) for that day.

     2. Section 7.7(b) of the Merger Agreement shall be amended and restated in its entirety to read as follows:

          (b) Without limitation of the foregoing, each of Parent and the Company undertakes and agrees to file as soon as practicable a Notification and Report Form under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"). Each of Parent and the Company shall respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters. Without limiting the foregoing, Parent shall propose, negotiate, commit to and effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or, effective as of the Effective Time, the Surviving Corporation as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing; provided, however, that Parent shall not be required to sell, divest, dispose of or hold separate assets or businesses with aggregate 1997 revenues in excess of $20,000,000. In furtherance of the agreements set forth in the previous sentence, SCI agrees to execute, deliver and perform its obligations under an agreement with the staff of the Federal Trade Commission ("FTC") on terms that are substantially similar to the proposed Agreement Containing Consent Order that was submitted by the staff of the FTC to SCI on December 10, 1998. Each party shall promptly notify the other party of any communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other governmental entity and permit the other party to review in advance any proposed communication to any of the foregoing.

     3. THIS AMENDMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

     4. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     5. This Amendment shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Amendment, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Amendment.

     6. Except as amended by this Amendment, the Merger Agreement shall remain in full force and effect.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BANK]

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be signed by their respective officers and attested to as of the date first written above.

                                        SERVICE CORPORATION INTERNATIONAL

                                        By:       /s/ JAMES M. SHELGER
                                           -------------------------------------
                                           Name: James M. Shelger
                                           Title: Senior Vice President, General
                                                  Counsel and
                                              Secretary

                                        SCI DELAWARE FUNERAL SERVICES, INC.

                                        By:       /s/ JAMES M. SHELGER
                                           -------------------------------------
                                           Name: James M. Shelger
                                           Title:  Secretary

                                        EQUITY CORPORATION INTERNATIONAL

                                        By:       /s/ JAMES P. HUNTER
                                           -------------------------------------
                                           Name: James P. Hunter, III
                                           Title:  President and Chief Executive
                                            Officer

                                                                      APPENDIX B

[ABN AMRO INCORPORATED LETTERHEAD]


December 14, 1998

Board of Directors
Equity Corporation International
415 South First Street, Suite 210
Lufkin, Texas 75901

Members of the Board:

     We understand that Equity Corporation International (the "Company"), Service Corporation International (the "Parent") and SCI Delaware Funeral Services, Inc., a wholly owned subsidiary of the Parent (the "Merger Sub"), have entered into an Agreement and Plan of Merger dated August 6, 1998 which is proposed to be amended on December 14, 1998 (as amended, the "Merger Agreement") pursuant to which Merger Sub will be merged with and into the Company in a transaction (the "Merger") in which each issued and outstanding share of common stock of the Company, $0.01 par value per share (the "Company Common Stock"), will be converted into the right to receive shares of common stock of the Parent, $1.00 par value per share (the "Parent Common Stock"), according to an applicable ratio as specified in the Merger Agreement (the "Exchange Ratio"). You have asked us whether, in our opinion, the Exchange Ratio to be received by the holders of Company Common Stock in the Merger is fair to such stockholders from a financial point of view.

     As specified in the Merger Agreement, the Exchange Ratio will be determined by dividing $27.00 by the Average Parent Stock Price; provided, however, that:
(i) in the event the Average Parent Stock Price (determined based on the average of the daily weighted average of the per share selling prices on the New York Stock Exchange for the Parent Common Stock for the ten (10) consecutive trading days ending on the third trading day prior to Closing) is greater than $41.50, the Exchange Ratio shall be 0.65060; and (ii) if the Average Parent Stock Price is less than $38.00, the Exchange Ratio shall be 0.71053.

     In connection with this opinion, we have reviewed the Merger Agreement and certain related documents and held discussions with certain senior officers and other representatives and advisors of the Company and certain senior officers and other representatives of the Parent concerning the businesses, operations and prospects of the Company and the Parent. We examined certain publicly available business and financial information relating to the Company and the Parent as well as certain financial data and other data for the Company and certain financial information and other data related to the Parent which were provided to or otherwise discussed with us by the respective managements of the Company and the Parent. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to: (i) current and historical market prices and trading volumes of the Company Common Stock and the Parent Common Stock; (ii) the respective companies' financial and other operating data; and
(iii) the capitalization and financial condition of the Company and the Parent. We also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company and the Parent.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information reviewed by us and we have not made or obtained or assumed any responsibility for independent verification of such information. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or the Parent or any of their respective subsidiaries. With respect to the financial data, we have assumed that it has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and the

Parent as to the future financial performance of the Company or the Parent, as the case may be. We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement including, among other things, that the Merger will be accounted for as a tax-free reorganization for federal income tax purposes. We are not expressing any opinion as to what the value of the Parent Common Stock actually will be when issued to the Company's stockholders pursuant to the Merger or the price at which the Parent Common Stock will trade subsequent to the Merger.

     ABN AMRO Incorporated ("ABN AMRO"), as part of its investment banking business, is continually engaged in the valuation of businesses in connection with mergers and acquisitions, as well as public offerings and secondary market transactions of securities and valuations for other purposes. We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, ABN AMRO and its affiliates may actively trade securities of both the Company and Parent for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Merger and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, except that this letter may be used as part of any proxy statement/prospectus relating to the Merger. This letter does not address the Company's underlying business decision to enter into the Merger or constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed Merger. Finally, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us, as of the date hereof, and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the stockholders of the Company.

                                            Very truly yours,

                                            /s/ ABN AMRO INCORPORATED
                                            ------------------------------
                                            ABN AMRO Incorporated

                        EQUITY CORPORATION INTERNATIONAL
                                    PROXY FOR
                         SPECIAL MEETING OF STOCKHOLDERS
                                DECEMBER 31, 1998

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         The undersigned stockholder of Equity Corporation International ("ECI") hereby appoints James P. Hunter, III and J. Patrick Doherty, or either of them, as proxies, each with power to act without the other and with full power of substitution, for the undersigned to vote the number of shares of common stock of ECI that the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of ECI to be held on Thursday, December 31, 1998, at 10:00 a.m., local time, at the Doubletree Hotel Post Oak, 2001 Post Oak Boulevard, Houston, Texas, and at any adjournment or postponement thereof, on the proposal listed below and more particularly described in the Proxy Statement/Prospectus dated November 20, 1998, and in the Supplement dated December 17, 1998, and in their discretion, on any other matter that may properly come before the meeting or any adjournment or postponement thereof and any matter presented at the meeting which was not known to the Board of Directors a reasonable time before the solicitation of this proxy.

                   (Continued and to be signed on other side)



(1) Proposal to approve and adopt the merger (the "Merger") of SCI Delaware Funeral Services, Inc., a Delaware corporation ("Merger Sub"), and a wholly owned subsidiary of Service Corporation International, a Texas corporation ("SCI"), with and into ECI, with ECI surviving the Merger as a wholly owned subsidiary of SCI, and the related Agreement and Plan of Merger dated as of August 6, 1998 as amended by the First Amendment dated as of December 14, 1998 (the "Merger Agreement"), by and among ECI, SCI and Merger Sub.

             [ ] FOR              [ ] AGAINST              [ ] ABSTAIN





         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1. The proxies are authorized to vote, in their discretion, on any other matter that may properly come before the meeting or any adjournment or postponement thereof. Receipt of the Proxy Statement/Prospectus dated November 20, 1998, and the Supplement dated December 17, 1998, is hereby acknowledged.



                                                 ---------------------------

                                                 ---------------------------
                                                 Signature of Stockholder(s)

                                                 Please sign your name exactly
                                                 as it appears hereon. Joint
                                                 owners must each sign. When
                                                 signing as attorney, executor,
                                                 administrator, trustee or
                                                 guardian, please give your full
                                                 title as it appears thereon.

                                                 Date:___________________, 1998

         PLEASE MARK, SIGN, DATE AND RETURN USING THE ENCLOSED ENVELOPE.